EXHIBIT 99.2

Independent Auditors’ Report

The Board of Directors and Shareholders

Arbortext, Inc.:

We have audited the accompanying consolidated balance sheet of Arbortext, Inc. and subsidiaries (the Company) as of December 31, 2004, and the related consolidated statements of operations, shareholders’ equity and other comprehensive loss, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Arbortext, Inc. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Detroit, Michigan

March 31, 2005

ARBORTEXT, INC. AND SUBSIDIARIES

Consolidated Balance Sheet

December 31, 2004

(In thousands, except share and per-share data)

Assets
Current assets:
Cash and cash equivalents	$5,904
Accounts receivable, net	10,711
Prepaid expenses and deposits	654

Total current assets	17,269
Equipment and furniture, net (note 5)	1,481
Goodwill (note 3)	6,192
Other intangible assets (note 3)	3,100
Other	40

Total assets	$28,082

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,873
Accrued expenses	2,681
Accrued compensation and benefits	2,247
Deferred revenue	8,759

Total current liabilities	15,560
Noncurrent liabilities:
Deferred revenue, less current portion	910

Total liabilities	16,470

Commitments and contingencies (note 8)
Shareholders’ equity:
Convertible preferred stock (note 7):	—
Preferred stock, Series A convertible, $0.0001 par value. Authorized, issued, and outstanding 2,099,999 shares	6,255
Preferred stock, Series B convertible, $0.0001 par value. Authorized 5,759,928 shares; issued and outstanding 5,457,260 shares	17,828
Preferred stock, Series C convertible, $0.0001 par value. Authorized 8,199,922 shares; issued and outstanding 7,733,199 shares	13,290
Preferred stock, Series C-1 convertible, $0.0001 par value. Authorized 8,199,922 shares; issued and outstanding 0 shares	—
Preferred stock, Series C-2 convertible, $0.0001 par value. Authorized 2,375,000 shares; issued and outstanding 2,375,000 shares	4,695
Preferred stock, Series C-3 convertible, $0.0001 par value. Authorized 2,375,000 shares; issued and outstanding 0 shares	—
Preferred stock, Series C-4 convertible, $0.0001 par value. Authorized 3,561,252 shares; issued and outstanding 2,136,751 shares	5,960
Preferred stock, Series C-5 convertible, $0.0001 par value. Authorized 3,561,252 shares; issued and outstanding 0 shares	—
Common stock, $0.0001 par value. Authorized 48,000,000 shares; issued and outstanding 7,597,972 shares	1
Additional paid-in capital	4,182
Accumulated deficit	(40,402)
Accumulated other comprehensive income (loss)	(69)
Treasury stock, 2,224,000 shares of common stock held at cost	(128)

Total shareholders’ equity	11,612

Total liabilities and shareholders’ equity	$28,082

The accompanying notes are an integral part of the consolidated financial statements.

ARBORTEXT, INC. AND SUBSIDIARIES

Consolidated Statement of Operations

Year ended December 31, 2004

(In thousands)

Revenue:
Software licenses	$10,155
Software maintenance	10,371
Professional services	12,026

Total revenue	32,552

Cost of revenue	9,448

Gross profit	23,104

Operating expenses:
Sales and marketing	17,735
Research and development	6,254
General and administrative	2,707
In-process research and development (note 3)	400
Amortization of intangible assets (note 3)	100

Total operating expenses	27,196

Operating loss	(4,092)

Other income, net	140

Loss before income taxes	(3,952)
Income tax expense (note 6)	121

Net loss	$(4,073)

The accompanying notes are an integral part of the consolidated financial statements.

ARBORTEXT, INC. AND SUBSIDIARIES

Consolidated Statement of Shareholders’ Equity and Other Comprehensive Loss

Year ended December 31, 2004

(In thousands, except share data)

	Preferred stock	Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Treasury stock	Total shareholders’ equity
Balances, December 31, 2003	$42,068	$1	$1,329	$(36,329)	$12	$(128)	$6,953
Net loss	—	—	—	(4,073)	—	—	(4,073)
Other comprehensive income (loss) – foreign currency translation adjustment	—	—	—	—	(81)	—	(81)

Comprehensive loss	—	—	—	—	—	—	(4,154)

Issuance of 434,104 shares of common stock through exercise of stock options	—	—	158	—	—	—	158
Issuance of 2,607,149 shares of common stock pertaining to Advent acquisition (note 3)	—	—	2,695	—	—	—	2,695
Issuance of Series C-4 preferred stock, net of issuance costs	5,960	—	—	—	—	—	5,960

Balances, December 31, 2004	$48,028	$1	$4,182	$(40,402)	$(69)	$(128)	$11,612

The accompanying notes are an integral part of the consolidated financial statements.

ARBORTEXT, INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

Year ended December 31, 2004

(In thousands)

Cash flows from operating activities:
Net loss	$(4,073)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	593
Loss on disposal of assets	—
Purchased in-process research and development	400
Changes in operating assets and liabilities (excluding the effect of acquired businesses):
Accounts receivable	(2,405)
Prepaid expenses and deposits	(88)
Other	(4)
Accounts payable and accrued deposits	1,117
Deferred revenue	1,812

Net cash used in operating activities	(2,648)

Cash flows from investing activities:
Capital expenditures	(814)
Acquisition of Advent, net of cash acquired	(5,753)

Net cash used in investing activities	(6,567)

Cash flows from financing activities:
Payments on line of credit, net	—
Proceeds from issuance of common and preferred stock	6,118

Net cash provided by financing activities	6,118

Effect of exchange rate changes on cash	(370)

Net decrease in cash and cash equivalents	(3,467)
Cash and cash equivalents, beginning of period	9,371

Cash and cash equivalents, end of period	$5,904

Cash paid for:
Interest	$39
Income taxes	130

Noncash investing transaction:
The Company issued 2.6 million common shares of the Company’s stock valued at $2.7 million as consideration in the acquisition of Advent.

The accompanying notes are an integral part of the consolidated financial statements.

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004

(1)	Business

Arbortext, Inc. and its subsidiaries (Arbortext or the Company) develop, market, and support enterprise publishing software. Organizations around the world use the Company’s products to create and automatically publish large amounts of information in multiple languages to multiple audiences in multiple hardcopy and electronic output formats. The Company’s principal software products, including Epic Editor, E3, and 3B2, are sold through a direct sales force and, to a lesser extent, through resellers, including systems integrators, distributors, and value-added resellers.

(2)	Summary of Accounting Policies

(a)	Principles of Consolidation

The consolidated financial statements include the accounts of Arbortext, Inc. and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

(b)	Foreign Currency

The financial statements of international subsidiaries are translated using exchange rates in effect at period-end for assets and liabilities and at average rates during the period for results of operations. The resulting foreign currency translation adjustments are reflected as a separate component of shareholders’ equity. Foreign currency transaction gains and losses are included in other income and expense. Foreign currency transaction gains were $127,000 during 2004.

(c)	Revenue Recognition

Software license revenue consists of license fees for the Company’s software products. Revenue is recognized according to Statement of Position 97-2, Software Revenue Recognition (SOP 97-2), as amended by Statement of Position 98-9, Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions (SOP 98-9), for all transactions involving the sale of software products. Revenue under paid-up software licensing agreements, which cover substantially all of the Company’s software license revenue, is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred (FOB shipping point), (3) the fee is deemed fixed or determinable, and (4) collection is probable. Revenue under annual software licensing arrangements is deferred and amortized over the terms of the agreements. In either instance, revenue is recognized only when no significant remaining obligations to the customer exist.

Software maintenance revenue consists of revenue generated from maintenance and support agreements on the Company’s software products. Revenue related to advance payments received under software maintenance agreements is deferred and amortized over the terms of the agreements.

Professional services revenue consists primarily of revenue from consulting and training projects. Revenue from professional services is recognized upon performance of the service.

The Company uses the residual method prescribed in SOP 98-9 to account for software license revenues, included in multiple element arrangements. Under the residual method, the fair value of the undelivered elements (i.e., maintenance and professional services) based on vendor-specific objective evidence (VSOE) is deferred, and the remaining portion of the arrangement fee is allocated to the delivered elements (i.e., software license). If evidence of the fair value of one or more of the undelivered services does not exist, revenues are deferred and recognized when delivery of those services occurs or fair value can be established. The Company determines VSOE of fair value for services revenue based upon current pricing for those services when sold separately and VSOE of fair value for maintenance services based upon pricing for renewal maintenance contracts when sold separately.

(d)	Cost of Revenue

Cost of revenue consists of expenses associated with third-party software royalty arrangements, product packaging, documentation, freight, and personnel who process sales orders, provide support services under software maintenance contracts, and provide consulting and training services under professional services arrangements.

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004

(e)	Operating Expenses

Sales and marketing expenses include all costs associated with the Company’s sales channels and marketing efforts, such as personnel, commissions, sales office costs, travel, promotional events, advertising, and public relations. Sales and marketing expenses also include an allocation of overhead expenses incurred by the Company.

Research and development expenses include all payroll costs and contractors’ expenses attributable to research and development activities, as well as an allocation of overhead expenses incurred by the Company.

Under the criteria set forth in Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, capitalization of software development costs begins upon the establishment of technological feasibility of the product (defined by the Company as a working program model). The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic product lives, and changes in software and hardware technology. Amounts that would have been capitalized under SFAS No. 86 after establishment of technological feasibility were immaterial, and, therefore, no software development costs have been capitalized by the Company.

General and administrative expenses include all costs associated with the Company’s finance, legal, human resources, and executive management functions. General and administrative expenses also include an allocation of overhead expenses incurred by the Company.

(f)	Cash Equivalents

Cash equivalents of $5.9 million at December 31, 2004 consist of commercial paper with an initial term of less than three months. For purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

(g)	Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience. The Company reviews its allowance for doubtful accounts monthly. Past-due balances over 60 days are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

(h)	Equipment and Furniture

Equipment and furniture additions, including leasehold improvements, are stated at cost. Depreciation and amortization are calculated using the declining-balance and straight-line methods of accounting over the shorter of the estimated useful lives of the assets or the term of the lease, which range from three to seven years.

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004

(i)	Comprehensive Income (Loss)

Comprehensive income (loss) is the total of net income (loss) and all other nonowner changes in equity. The difference between net income (loss), as reported in the accompanying consolidated statements of operations, and comprehensive income (loss) is the foreign currency translation adjustment for the respective periods. The accumulated other comprehensive income (loss) consists solely of the cumulative translation adjustment, as presented in the accompanying consolidated balance sheets.

(j)	Stock-based Compensation

Arbortext has elected to apply the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and the pro forma disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, in the notes to its consolidated financial statements. As such, compensation expense for stock options is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price for its fixed option grants.

If the Company had determined compensation costs of awards consistent with the provisions of SFAS No. 123 based on the fair value at the date of grant, the Company’s net loss would have increased to the pro forma amounts indicated below (in thousands):

Net loss, as reported	$(4,073)
Deduct stock-based compensation expense, net of tax	(168)

Net loss, pro forma	$(4,241)

(k)	Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of equipment and furniture, valuation allowance for receivables and deferred income tax assets, and various other liabilities. Actual results could differ from those estimates.

(l)	Income Taxes

Income taxes are computed using the asset and liability method of accounting. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.

(m)	Goodwill and Other Intangible Assets

Goodwill represents the unamortized cost in excess of fair value of net assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized. Other

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004

intangible assets are amortized over the expected life of the asset. Goodwill will be assessed for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that the assets might be impaired. Factors which could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the Company’s use of the acquired assets or the strategy for the Company’s overall business, and significant negative industry or economic trends. To conduct these tests of goodwill, the fair value of the acquired assets is compared to its carrying value. If the carrying value exceeds its fair value, the Company would record an impairment loss to the extent that the carrying value of goodwill exceeds its implied fair value. The Company estimates the fair values of the acquired assets using discounted cash flow valuation models.

(3)	Business Combinations

In October 2004, the Company acquired 100% of the capital stock of Advent Publishing Systems, Ltd. (Advent). Advent develops and markets page-layout and high-end publishing software and services and is based in the United Kingdom. The acquisition will expand the Company’s leadership position in the enterprise publishing software market. The aggregate purchase price of $9.5 million consisted of $2.4 million in cash paid to the sellers, $3.3 million in cash to pay down Advent’s debt and selected acquisition-related costs, $1.1 million in liabilities principally related to exiting various activities and terminating certain Advent employees, and approximately 2.6 million shares of the Company’s common stock, valued at $2.7 million, a portion of which is subject to a put option as described below. The cash required for this transaction was provided from the Company’s existing cash balances.

As a result of the acquisition of Advent, the Company incurred $1.5 million in acquisition-related costs associated with exiting various activities and terminating certain Advent employees, $0.4 million of which was paid as of year-end. These expenses are not associated with the generation of future revenue and have no future economic benefit, and therefore are assumed liabilities in the allocation of the purchase price to the net assets acquired.

Of the 2.6 million shares of the Company’s common stock issued to the sellers of Advent, 620,620 shares are subject to a put option. During the period from the 15-month anniversary of the acquisition date through the 17-month anniversary of the acquisition date, the sellers have the right to sell any or all of the shares subject to the put option to the Company at a price of $2.4169 per share. The put option will automatically expire on the earlier of (i) the day immediately following the 17-month anniversary of the acquisition date, or (ii) the date of an initial public offering of the Company’s common stock.

The acquisition has been accounted for under the purchase method of accounting. The purchase price was allocated to assets acquired and liabilities assumed based on estimates of fair value. All identifiable intangible assets were analyzed to determine their fair values. The allocation of fair value is as follows (in thousands):

Current assets	$1,944
Property and equipment	416
Intangible assets	3,200
In-process research and development	400
Goodwill	6,192
Liabilities acquired	(2,669)

Total purchase price	$9,483

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004

Approximately $3.2 million was determined to be an identifiable intangible asset, developed technology and know-how, and will be amortized over its expected life of 7 years. In-process research and development amounted to $400,000 and was expensed in the Company’s statement of operations. The excess of the aggregate purchase price over the fair value of the net assets acquired resulted in goodwill of approximately $6.2 million. The operating results of Advent are included in the Company’s consolidated results of operations from the date of acquisition. Values assigned to goodwill and other intangible assets are not deductible for tax purposes.

Goodwill and other intangible assets consisted of the following (in thousands):

	Gross carrying amount	Accumulated amortization	Net book value
Goodwill (not amortized)	$6,192	$—	$6,192
Developed technology and know-how	3,200	(100)	3,100

Total intangible assets	$9,392	$(100)	$9,292

Aggregate amortization expense for amortizing intangible assets was $100,000 for the year ended December 31, 2004. Estimated annual amortization expense for the next five years is $457,000 per year for 2005 through 2009.

(4)	Accounts Receivable

A summary of customer accounts receivable at December 31, 2004 is as follows (in thousands):

Accounts receivable	$11,287
Allowance for doubtful accounts	(576)

Accounts receivable, net of allowance	$10,711

(5)	Equipment and Furniture

A summary of equipment and furniture at December 31, 2004 is as follows (in thousands):

Computer equipment and software	$5,469
Office equipment and furnishings	581
Leasehold improvements	236

6,286
Less accumulated depreciation and amortization	(4,805)

Equipment and furniture, net	$1,481

Depreciation and amortization expense totaled $493,000 for the year ended December 31, 2004. Capital leases as of December 31, 2004 were not material.

(6)	Income Taxes

Income tax expense consisted of current foreign taxes of $121,000 for the year ended December 31, 2004.

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004

Income taxes for the year ended December 31, 2004 differed from the amount computed by applying the U.S. Federal income tax rate of 34% to loss before income taxes as a result of the following (in thousands):

Expected tax benefit	$(1,344)
Increase (decrease) in income taxes due to:
State income tax expense, net of federal benefit	17
Meals and entertainment allowance	32
In-process research and development	136
Amortization expense	34
Change in valuation allowance	1,670
Research and development credits	(227)
Extraterritorial income exclusion	(230)
Foreign loss not offset by loss carryforwards	(78)
Other	111

Income tax expense	$121

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and tax liabilities at December 31, 2004 are presented below (in thousands):

Deferred tax assets:
Accounts receivable	$453
Fixed assets	138
Accrued expenses	201
Deferred revenue	2,853
Research and development credits	1,721
Net operating loss carryforwards	11,461

Total gross deferred tax assets	16,827

Less valuation allowance	(16,827)

Net deferred tax asset	$—

The valuation allowance for the deferred tax assets as of December 31, 2004 was approximately $16.8 million. The net change in the total valuation allowance for the year ended December 31, 2004 was an increase of $1.7 million. In assessing the realizability of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable losses and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not that the Company may not realize the benefits of these deductible differences and, accordingly, has established a valuation allowance at December 31, 2004.

At December 31, 2004, the Company has net operating loss carryforwards for Federal income tax purposes of $33.7 million, which expire from 2008 through 2024. In addition, the Company has research and development credits in the amount of $1.7 million, which expire from 2006 through 2024. Some of these net operating loss carryforwards and research and development credits are subject to the limitations of Sections 382 and 383 of the Internal Revenue Code.

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004

(7)	Shareholders’ Equity

(a)	Convertible Preferred Stock

The Company has issued the following series of convertible preferred stock:

	Date	Shares	Gross proceeds
Series A	December 1996	2,099,999	$6,300,000

Series B	December 1998	3,096,677	10,250,000
	June 1999	528,701	1,750,000
	November 2000	1,831,882	6,064,000

Series C	July 2001	4,009,807	7,000,000
	September 2001	1,432,074	2,500,000
	February 2002	2,291,318	4,000,000

Series C-2	February 2003	2,375,000	4,750,000
Series C-4	December 2004	2,136,751	6,000,000

The convertible preferred stock is convertible by the holder at any time into the Company’s common stock based on a predetermined formula as outlined in the respective Preferred Stock Agreement and the Company’s Certificate of Incorporation. As of December 31, 2004, each share of Series A preferred stock was convertible into two shares of common stock, each share of Series B preferred stock was convertible into one share of common stock, and each share of Series C, Series C-2, and Series C-4 preferred stock was convertible into 1.342283 shares of common stock.

In the event of a merger, acquisition, consolidation, other transaction resulting in a change of ownership of 50% or more of the voting power of the Company, or the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, the holders of convertible preferred stock shall receive out of the proceeds of the transaction, or the liquidation and dissolution, as the case may be, the per-share amounts set forth in the Company’s Certificate of Incorporation. After these amounts have been paid, the holders of the convertible preferred stock participate in the distribution of the proceeds or assets of the Company on an as-converted basis with the holders of the common stock until certain thresholds set forth in the Certificate of Incorporation have been reached. After these amounts have been paid, the holders of the common stock share pro rata in the distribution of the remaining proceeds or assets of the Company. In addition to these liquidation preferences, the preferred stockholders have certain preemptive rights to purchase equity securities issued by the Company in the future and have certain preferential rights related to the election of members of the board of directors.

Concurrent with the closing of a public offering of common stock by the Company, the convertible preferred stock shall automatically be converted into shares of the Company’s common stock, without any act by the Company or the holders of the convertible preferred stock, in accordance with the terms and conditions set forth in the Certificate of Incorporation and the respective Preferred Stock Agreement.

(b)	Preferred Stock Warrants

In May 2000, the Company entered into a revolving credit agreement with a commercial lender, and as part of subsequent amendments to the agreement during 2000, the lender received warrants to

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004

purchase 15,000 shares of the Company’s Series B preferred stock at an exercise price of $3.31 per share. The warrants were valued at their date of issuance at $12,000 using an option pricing model. The warrants expire in December 2005 and are currently exercisable. As part of a second amendment to the revolving credit agreement, in May 2001, the lender received warrants to purchase an additional 15,000 shares of the Company’s Series B preferred stock at an exercise price of $3.31 per share. The warrants expire in May 2006 and are currently exercisable.

In conjunction with the Company’s private placement of Series B preferred stock in November 2000, $3.3 million in convertible subordinated notes then outstanding were converted into preferred shares. Pursuant to the terms of the notes, the conversion resulted in the Company issuing the note holders warrants to purchase 154,843 shares of the Company’s Series B preferred shares at an exercise price of $3.31 per share. The warrants expire in November 2005 and are currently exercisable.

In conjunction with the Company’s private placement of Series C preferred stock in July and September 2001, $4.8 million in convertible subordinated notes then outstanding were converted into preferred shares. Pursuant to the terms of the notes, the conversion resulted in the Company issuing the note holders warrants to purchase 466,723 shares of the Company’s Series C preferred shares at an exercise price of $1.74572 per share. The warrants expire in July 2006 and are currently exercisable.

(c)	Common Stock Warrants

In 2001, the Company issued to two vendors warrants to purchase 10,000 shares of the Company’s common stock and 30,000 shares of the Company’s common stock, each at an exercise price of $0.25 per share. The warrants expire in March 2011 and August 2011, respectively, and are currently exercisable.

(d)	Common Stock Put Option

In conjunction with the Company’s acquisition of Advent (see note 3) in October 2004, 620,620 shares of the total 2.6 million shares of the Company’s common stock issued are subject to a put option. During the period from the 15-month anniversary of the acquisition date through the 17-month anniversary of the acquisition date, the sellers have the right to sell any or all of the shares subject to the put option to the Company at a price of $2.4169 per share. The put option will automatically expire on the earlier of (i) the day immediately following the 17-month anniversary of the acquisition date, or (ii) the date of an initial public offering of the Company’s common stock.

(e)	Stock Option Plan

During 1996, the Company adopted a Stock Option Plan (the 1996 Plan), pursuant to which the board of directors may grant employees options to purchase up to 7,130,000 shares of authorized but unissued common stock. In accordance with the provisions of the 1996 Plan, the board of directors shall determine the price of stock options on the date of grant, but the price shall not be less than the fair market value of the stock on the date the option is granted. All stock options have a 5- to 10-year term from the date of grant and become fully exercisable after 5 years. Under a former stock option plan, options were granted by the board of directors under various vesting schedules with terms similar to the 1996 Plan; however, there are no remaining shares available for grant under this former plan.

During 1999, the Company adopted the 1999 Stock Plan (the 1999 Plan), pursuant to which the board of directors may grant options for the purchase of the Company’s common stock to employees, officers, directors, consultants, and advisors of the Company. The 1999 Plan authorizes grants of

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004

options to purchase up to 12,565,000 shares of common stock, including shares issued for common stock warrants outstanding as of the date the 1999 Plan was adopted and the aggregate number of shares which are issued from time to time under the 1996 Plan. In accordance with the provisions of the 1999 Plan, the board of directors shall determine the price of stock options on the date of grant, but the price of any incentive stock option shall not be less than the fair market value of the stock on the date the option is granted. All stock options have a 5- or 10-year term from the date of grant and become fully exercisable as set forth in the respective option agreements. At December 31, 2004, the remaining number of shares of voting common stock available for grant under the 1999 Plan is 1,597,028.

Information concerning stock option activity during 2004 is summarized below:

	Number of shares	Weighted average exercise price
Outstanding at December 31, 2003	8,455,140	$0.35

Granted	1,664,890	0.43
Expired and forfeited	(106,377)	0.49
Exercised	(434,104)	0.36

Outstanding at December 31, 2004	9,579,549	$0.36

At December 31, 2004, the range of exercise prices and weighted average remaining contractual life of outstanding options was $0.25-$0.96 and 5.6 years, respectively.

The weighted average fair values of options granted during the year ended December 31, 2004 were $0.10 per share. The fair value of options was estimated at the date of grant using the Black Scholes Single Option valuation method under SFAS No. 123, with the following assumptions as of December 31, 2004: weighted average risk-free interest rate of 3.20%; dividend yield of 0%; volatility of 0%; and expected life of options of eight years.

The number of options exercisable was 6,704,119 at December 31, 2004 and the weighted average exercise price of those options was $0.36.

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004

Information for options outstanding and exercisable at December 31, 2004 is as follows:

	Outstanding options
Exercise Price	Shares	Weighted avg. remaining life (in years)	Exercisable shares
$0.25	2,088,070	7.10	1,258,211
0.30	1,992,157	2.11	1,992,157
0.33	2,572,750	6.16	1,247,710
0.50	2,184,172	5.23	2,175,641
0.56	635,000	9.77	—
0.60	77,000	9.86	—
0.93	22,200	1.03	22,200
0.96	8,200	1.48	8,200

	9,579,549		6,704,119

(f)	Restrictions on Stock Transfers and Buy-Sell Provisions

The Company and holders of its common stock have entered into agreements which in certain cases provide the Company the first right to repurchase any shares of common stock offered for sale by the shareholders or in the event of termination of employment for any reason. In the event a shareholder desires to sell shares of common stock and the Company desires to acquire such shares, the purchase price shall be equivalent to the terms and conditions of a bona fide offer from a third party. In the event a shareholder terminates employment, the purchase price shall be the fair market value of the stock as determined under the provisions of the stock option plan.

(8)	Commitments and Contingencies

(a)	Royalty Payments

The Company has entered into various agreements with individuals and organizations that generally provide for royalty payments based on a percentage of Company sales derived through the licensing of certain software products. Royalty expense under these agreements totaled $146,000 during 2004.

(b)	Employee Benefits

The Company has a 401(k) plan covering substantially all eligible domestic employees. Participants may elect to defer a certain percentage of qualified compensation through voluntary contributions to the plan, and the Company may make additional, discretionary contributions to the plan based on the gross compensation of qualified participants. Effective January 1, 2004, the Company matched 10% of the amount contributed by the employee, up to a maximum of 5% of the employee’s eligible earnings. Employer contributions vest immediately. Employer contributions totaled $57,000 in 2004. The Company also has retirement savings plans in various countries in Europe, which primarily comply with statutory requirements for each respective country. Employer contributions to these plans totaled $110,000 in 2004.

(c)	Lease Commitments

The Company and its subsidiaries lease office space and certain equipment under noncancelable lease agreements which expire at various dates through December 2009. Operating leases are expensed over the term of the lease agreement and are not capitalized. Property and equipment under capital leases are amortized over the lesser of the lease terms or their estimated useful lives. Capital leases as of December 31, 2004 were not material.

ARBORTEXT, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004

Future minimum noncancelable operating lease payments at December 31, 2004 were as follows (in thousands):

Payments
Year ending December 31:
2005	$1,370
2006	1,074
2007	920
2008	471
2009	3

Total minimum lease payments	$3,838

Total lease expense amounted to approximately $1.2 million in 2004.

In the third quarter of 2002, the Company entered into a new five-year noncancelable operating lease agreement for its Ann Arbor, Michigan headquarters facility. The agreement was amended in the fourth quarter of 2004, whereby the Company leased additional space and extended the lease through July 2008. The Company’s annual headquarters lease expense totaled $639,000 during 2004. The future minimum lease payment table above includes the lease payments required under this lease agreement, as amended.

(d)	Financing Arrangements

As of December 31, 2004, the Company had a bank credit facility that provided for borrowings against a line of credit not to exceed the lesser of (a) $3.0 million at any one time outstanding, or (b) 80% of the Company’s eligible domestic accounts receivable under 90 days, excluding receivables subject to contingencies or unfulfilled contracts and amounts receivable from related parties. The credit facility was secured by all accounts receivable, inventory, equipment, and intangible assets of the Company. Under the terms of the credit facility, the Company must maintain certain financial ratios and may not pay dividends. The credit facility provided for interest on outstanding borrowings at an annual rate of 1% plus the bank’s prime rate, or 6.25% at December 31, 2004. The facility also provided for an unused line fee at a rate of 0.125% per annum on the difference between the amount of the maximum credit limit and the average daily principal balance of the loans outstanding. No balance was outstanding on the line of credit as of December 31, 2004. The amount of available borrowings was $3.0 million at December 31, 2004.